Orion Marine Group, Inc. Reports Third Quarter 2015 Results and Provides Guidance for 2016

Houston, Texas, August 6, 2015 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading construction company, today reported net loss for the three months ended September 30, 2015, of $7.4 million ($0.27 diluted loss per share). These results compare to net income of $3.0 million ($0.11 diluted earnings per share) for the same period a year ago.

“As previously discussed, significant cost increases on five projects managed out of our Tampa, Florida office, as well as one-time, non-cash charges related to the assets held for sale, along with a valuation allowance on our deferred tax asset in Florida significantly impacted our third quarter results,” said Mark Stauffer, Orion Marine Group's President and Chief Executive Officer. “I am confident we are rectifying the issues with our Tampa operations. However, I would to highlight that the rest of our operations performed well during the quarter, including our recently acquired commercial concrete segment, which exceeded our expectations. During the third quarter we had a solid success rate on new work leading to backlog of over $400 million as of September 30, 2015. Additionally, we continue to see strong opportunities for new work throughout our market areas, which gives us confidence in the year ahead. There is no doubt the third quarter has been a disappointment, but I am confident 2016 will be a solid year for the Company with significantly improved bottom line performance.”

Financial highlights of the Company's third quarter 2015 include:

Consolidated Results

•	Third quarter 2015 contract revenue was $137.1 million

•	Gross profit for the quarter was $8.3 million or a gross profit margin of 6.0%.

•
Selling, General, and Administrative expenses for the third quarter 2015 were $14.5 million as compared to $7.9 million in the prior year period. The increase is primarily related the acquisition of TAS Commercial Concrete during the quarter.

•	Third quarter 2015 EBITDA was $42 thousand, representing a 0.03% EBITDA margin

•	Backlog of work under contract as of September 30, 2015, was $404.1 million

Heavy Civil Marine Construction Segment

•
Third quarter 2015 contract revenue was $90.1 million, a decrease of 15.8% from the prior year period. The decrease is primarily related to cost increases on five projects managed out of the Company's Tampa, Florida office.

•	Third quarter 2015 operating income was $(8.6) million, a decrease of $13.6 million compared to the prior year period.

•	Third quarter 2015 EBITDA was $(3.9) million, representing a (4.3)% EBITDA margin, a decrease of $15.3 million compared to the third quarter 2014 EBITDA of $11.4 million, or 10.7%.

•	Backlog of work under contract as of September 30, 2015, was $223.7 million, which compares with backlog under contract at September 30, 2014, of $242.0 million.

Commercial Concrete Construction Segment

•	The acquisition of TAS Commercial Concrete was completed on August 5, 2015. The quarterly results for this segment represent results from August 5th, 2015 to September 30th, 2015

•
Revenue attributable to Orion Marine Group in the third quarter was $47.0 million. On a pro-forma basis, assuming that the acquisition of TAS Commercial Concrete had been completed as of the beginning of the period, total third quarter 2015 revenues would have $74.6 million, an increase of 25.9% from the prior year period.

•
Operating income attributable to Orion Marine Group in the third quarter was $2.4 million. On a pro-forma basis, assuming that the acquisition of TAS Commercial Concrete had been completed as of the beginning of the period, total third quarter 2015 operating income would have been $5.0 million, which is comparable to the prior year period. Comparable year over year operating income is a result of higher amortization of intangibles in 2015, due to the acquisition.

•
EBITDA attributable to Orion Marine Group in the third quarter was $3.9 million. On a pro-forma basis, assuming that the acquisition of TAS Commercial Concrete had been completed as of the beginning of the period, total third quarter 2015 EBITDA would have been $8.4 million, an increase of 50.8% from the prior year period.

•	Backlog of work under contract as of September 30, 2015, was $180.3 million, which is comparable with backlog under contract at September 30, 2014, of $182.5 million.

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.
The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Outlook

"We remain excited with the market opportunities we see as we look towards 2016," said Mr. Stauffer. "With the management issues in our Tampa office being rectified, an ample bid market for both the Heavy Civil Marine Construction and Commercial Concrete Construction segments should support improved results in 2016.

"Demand for our Heavy Civil Marine Construction services remain strong. As I have previously mentioned, we continue to see solid demand for turn-key solutions from our private sector customers in the energy sector. Currently being driven by increased need for waterside storage for domestically produced crude oil, we believe similar opportunities in the future will also be driven by the continued expansion of petrochemical and LNG facilities, as well as the potential for crude exports. Opportunities from local port authorities also remain solid, many of which are related to the upcoming completion of the Panama Canal expansion project. Additionally, we expect to see bid opportunities related to coastal restoration through RESTORE Act funding towards the end of 2016.

"The Commercial Concrete Construction segment also continues to see a robust bid market in both Houston and Dallas. Demand for the construction of warehouses, industrial facilities, retail establishments, medical facilities and schools continues to grow as the populations of Houston and Dallas continue to expand. With over $460 million in bids outstanding and near record backlog, we expect 2016 to be another positive year for this segment. We also continue to explore potential opportunities for further expansion of services in Texas and potential opportunities to bring both our heavy civil marine and commercial concrete construction services to be bear on projects”

"We are pleased with both the amount of work we bid on and won during the third quarter of 2015," said Chris DeAlmeida, Orion Marine Group’s Vice President and Chief Financial Officer. "During the third quarter, we bid on approximately $682 million worth of opportunities and were successful on approximately $195 million. This represents a 29% win rate and a book-to-bill ratio of 1.18 times for the quarter. We currently have a combined $724 million worth of bids outstanding. Of this, approximately $262 million of the bids outstanding are related to the Heavy Civil Marine Construction segment with $462 million related to the Commercial Concrete Construction segment. In the Heavy Civil Marine Construction segment, we have been identified as low bidder on approximately $18 million. In our Commercial Concrete segment, we have also received award subsequent to the end of the quarter on projects totaling approximately $16 million.

Taking into account the impact of the events that occurred in the third quarter, we expect full year revenues to be in the range of $460 - $480 million with full year EPS loss in the range of $(0.30) - $(0.35). With the actions we have taken in the third quarter, we believe we are set up to have significantly improved bottom line performance in 2016. As a result, we expect full year revenues to be in the range of $625 to $675 million with full year EPS in the range of $0.30 to $0.40."

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the third quarter 2015 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, November 5, 2015. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com/Calendar.html. To participate in the call, please call the Orion Marine Group third Quarter 2015 Earnings Conference Call at 855-478-9690; participant code 69507379.

About Orion Marine Group

Orion Marine Group, Inc., a leading construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services includes marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with office throughout its operating areas.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin." These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on February 27, 2015, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended September 30,		Nine Months ended September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenues	$137,061	$106,976	304,607	278,485
Costs of contract revenues	128,783	94,070	281,848	252,060
Gross profit	8,278	12,906	22,759	26,425
Selling, general and administrative expenses	14,496	7,859	31,982	23,953
(Loss) income from operations	(6,218)	5,047	(9,223)	2,472
Other (expense) income
(Loss) gain from sale of assets, net	(2,107)	(12)	(2,007)	165
Other income	190	1	190	467
Interest income	13	—	30	12
Interest expense	(943)	(198)	(1,433)	(523)
Other (expense) income, net	(2,847)	(209)	(3,220)	121
(Loss) income before income taxes	(9,065)	4,838	(12,443)	2,593
Income tax (benefit) expense	(1,669)	1,876	(2,945)	1,006
Net (loss) income	(7,396)	2,962	(9,498)	1,587

Basic (loss) income per share	$(0.27)	$0.11	$(0.35)	$0.06
Diluted (loss) income per share	$(0.27)	$0.11	$(0.35)	$0.06
Shares used to compute (loss) income per share
Basic	27,243,128	27,468,240	27,397,342	27,430,162
Diluted	27,243,128	27,802,734	27,397,342	27,809,208

Orion Marine Group, Inc. and Subsidiaries
Selected Income Statement Results
(In thousands, except share and per share information)

	Three months ended September 30, 2015	Nine months ended September 30, 2015
Heavy Civil Marine Construction
Contract revenues	$90,068	$257,614
Operating loss	(8,584)	(11,589)

Commercial Concrete Construction
Contract revenues	$46,993	$46,993
Operating income	2,366	2,366

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$(7,396)	$2,962	(9,498)	$1,587
Income tax (benefit) expense	(1,669)	1,876	(2,945)	1,006
Interest expense, net	930	198	1,403	511
Depreciation and amortization	8,177	6,368	18,831	17,631
EBITDA[1]	$42	$11,404	$7,791	$20,735
Operating (loss) income margin[2]	(6.0)%	4.7%	(3.6)%	1.1%
Impact of depreciation and amortization	6.0%	6.0%	6.2%	6.3%
EBITDA margin	—%	10.7%	2.6%	7.4%

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, except margin data)

	Heavy Civil Marine Construction		Commercial Concrete Construction
	Three months ended September 30,		8/5 - 9/30	Three months ended September 30,
	2015	2014	2015	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating (loss) income	$(8,584)	$2,962	$2,366	$4,965	$4,998
Other income (expense), net	(909)	2,074	(1,008)	547	29
Depreciation and amortization	5,585	6,368	2,592	2,849	517
EBITDA[1]	$(3,908)	$11,404	$3,950	$8,361	$5,544
Operating (loss) income margin[2]	(10.5)%	4.7%	2.9%	7.4%	8.5%
Impact of depreciation and amortization	6.2%	6.0%	5.5%	3.8%	0.9%
EBITDA margin	(4.3)%	10.7%	8.4%	11.2%	9.4%

Orion Marine Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, except share and per share information)

	September 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$17,180	$38,893
Restricted cash	1,101	—
Accounts receivable:
Trade, net of allowance of $0	105,416	36,905
Retainage	32,536	15,883
Other	4,383	1,998
Income taxes receivable	100	333
Inventory	7,715	6,487
Deferred tax asset	3,562	1,755
Costs and estimated earnings in excess of billings on uncompleted contracts	47,513	44,581
Asset held for sale	6,375	375
Prepaid expenses and other	2,968	3,924
Total current assets	228,849	151,134

Property and equipment, net	163,921	161,773
Inventory, non-current	4,919	5,508
Goodwill	70,518	33,798
Intangible assets, net of amortization	31,408	87
Other noncurrent	4,784	$—
Total assets	$504,399	$352,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$21,615	$33,527
Accounts payable:
Trade	50,647	21,889
Retainage	1,615	1,706
Accrued liabilities	26,304	15,803
Taxes payable	19	997
Billings in excess of costs and estimated earnings on uncompleted contracts	31,245	16,704
Total current liabilities	131,445	90,626
Long term debt	125,719	3,480
Other long-term liabilities	1,320	566
Deferred income taxes	20,019	20,877
Deferred revenue	—	34
Total liabilities	278,503	115,583
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 27,992,589 and 27,969,783 issued; 27,281,359 and 27,525,365 outstanding at September 30,2015 and December 31, 2014, respectively	279	279
Treasury stock, 711,231 shares, at cost	(6,540)	(3,439)
Additional paid-in capital	168,211	166,433
Retained earnings	63,946	73,444
Total stockholders’ equity	225,896	236,717
Total liabilities and stockholders’ equity	$504,399	$352,300

Orion Marine Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Nine months ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss) income	$(9,498)	$1,587
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,831	17,631
Bad debt recoveries	67	261
Deferred income taxes	(2,665)	—
Stock-based compensation	1,750	1,098
(Loss) gain on sale of property and equipment	2,007	(165)
Change in operating assets and liabilities:
Accounts receivable	(33,000)	918
Income tax receivable	233	—
Inventory	(397)	(1,257)
Prepaid expenses and other	(3,266)	1,038
Costs and estimated earnings in excess of billings on uncompleted contracts	1,440	(13,815)
Accounts payable	10,114	5,188
Accrued liabilities	6,271	4,765
Income tax payable	(1,891)	703
Billings in excess of costs and estimated earnings on uncompleted contracts	7,417	1,354
Deferred revenue	(34)	(44)
Net cash (used in) provided by operating activities	(2,621)	19,262
Cash flows from investing activities:
Proceeds from sale of property and equipment	667	441
Purchase of property and equipment	(13,577)	(18,131)
Purchase of land	—	(22,199)
Acquisition of TAS	(111,977)
Acquisition of HITS	(357)
Net cash used in investing activities	(125,244)	(39,889)
Cash flows from financing activities:
Borrowings from Credit Facility	149,021	26,000
Payments made on borrowings from Credit Facility	(6,268)	(1,168)
Extinguishment of Debt	(32,427)	—
Exercise of stock options	28	794
Purchase of shares into treasury	(3,101)	—
Net cash provided by financing activities	107,253	25,626
Net change in cash and cash equivalents	(20,612)	4,999
Cash and cash equivalents at beginning of period	38,893	40,859
Cash and cash equivalents at end of period	$18,281	$45,858
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$978	$459
Taxes (net of refunds)	$490	$262

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Drew Swerdlow, Investor Relations Manager, 713-852-6582